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[LOGO OF COMPUTONE APPEARS HERE]

PRESS RELEASE

Computone President & CEO: Perry Pickerign             FOR IMMEDIATE RELEASE
(770) 625-0000,  FAX: (770) 625-0011                      OCTOBER 27, 1998
Computone Investor Relations: Dianne Will
(214) 954-9300, FAX: (214) 954-9333


                        NEW STOCK SYMBOL FOR COMPUTONE

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ALPHARETTA, GA-- Computone Corporation (NASDAQ-CMPTC) today announced that its
Common Stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the net tangible asset requirement.

While Computone Corporation failed to meet this requirement as of the end of its fiscal year ended April 4, 1998, Computone Corporation was granted a temporary exception from this standard subject to Computone Corporation meeting certain conditions. This exception will expire on November 30, 1998. In the event Computone Corporation is deemed to have met the terms of the exception, its Common Stock shall continue to be listed on The Nasdaq SmallCap Market. Computone Corporation believes that it can meet these conditions; however, there can be no assurance it will do so. If at some future time, Computone Corporation's Common Stock should cease to be listed on The Nasdaq SmallCap Market, the Common Stock may continue to be listed on the OTC-Bulletin Board. For the duration of the exception, the Nasdaq symbol for Computone Corporation's Common Stock will be CMPTC.

Established in 1984, Computone offers an extensive line of Ethernet, remote access/Internet communications servers, multi-port solutions for PCI, ISA, EISA, and MicroChannel computer systems; and UNIX-to-SNA/X.25 connectivity solutions. Computone was awarded Arthur Andersen's prestigious "Fast Tech 50" award for four consecutive years. Computone is located at 1060 Windward Ridge Parkway, Alpharetta, GA 30005. To reach Computone Sales: Call (800) 241-3946 or (770) 625-0000, Facsimile: (770) 664-0013, E-mail: sales@ computone.com or visit our Web site - http://www.computone.com.

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